Nektar Therapeutics Reports Financial Results for the Third Quarter of 2014

SAN FRANCISCO, Nov. 6, 2014 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the third quarter ended September 30, 2014.

Cash and investments in marketable securities at September 30, 2014 were $261.6 million as compared to $301.4 million at June 30, 2014.

"The recent FDA approval of MOVANTIKTM (naloxegol) was a major milestone for Nektar," said Howard W. Robin, President and Chief Executive Officer of Nektar. "As the first once-daily oral PAMORA approved in the U.S., MOVANTIK provides a new treatment option for a common and potentially debilitating side effect experienced by millions of adult patients treated with opioids. MOVANTIK is the first oral small molecule medicine to be created using our proprietary polymer chemistry platform and it represents a tremendous breakthrough for our technology. In Q3, our partner Baxter announced positive topline data from the pivotal Phase 3 study of BAX 855, a longer-acting PEGylated Factor VIII therapy to treat hemophilia A. Our wholly-owned late-stage clinical pipeline continues to advance as well. We plan to initiate the Phase 3 program for NKTR-181 this quarter and importantly, we are on track to report topline results from our NKTR-102 Phase 3 study in metastatic breast cancer in the first quarter of 2015."

Revenue in the third quarter of 2014 was $132.9 million as compared to $60.9 million in the third quarter of 2013. Year-to-date revenue for 2014 was $181.2 million as compared to $117.8 million in the first nine months of 2013. Revenue increased in the third quarter and first nine months of 2014 as compared to the same periods in 2013 primarily due to $105.0 million in milestones recognized in September 2014 upon the approval of MOVANTIK in the U.S., of which $70.0 million was received in November 2013. These increases in revenue in 2014 were partially offset by a $25.0 million milestone payment recognized in September 2013 upon the acceptance of the MOVANTIK EMA regulatory application. Additionally, product sales and royalty revenue decreased by $8.9 million in the third quarter and $19.9 million for the first nine months of 2014 as compared to the same periods in 2013. Revenue included non-cash royalty revenue, related to our February 2012 royalty monetization, of $6.1 million in the third quarter and $16.8 million year-to-date in 2014, respectively, and $4.5 million in the third quarter and $12.7 million in the first nine months of 2013. This non-cash royalty revenue is offset by non-cash interest expense.

Total operating costs and expenses in the third quarter of 2014 were $52.6 million as compared to $67.4 million in the third quarter of 2013. Year-to-date total operating costs and expenses in 2014 were $160.2 million as compared to $202.0 million for the same period in 2013. Total operating costs and expenses decreased primarily as a result of decreased research and development (R&D) expense, as well as decreased cost of goods sold associated with decreased product sales.

Research and development expenses in the third quarter of 2014 were $34.2 million as compared to $43.9 million in the third quarter of 2013. Year-to-date R&D expense for 2014 was $109.2 million as compared to $141.8 million for the same period in 2013. R&D expense was lower in the third quarter of 2014 and year-to-date as compared to the same periods in 2013 primarily because of reduced activities for the Phase 3 study of etirinotecan pegol (NKTR-102) in metastatic breast cancer as the study progresses toward completion and the completion of our Phase 2 clinical study for NKTR-181 in the third quarter of 2013. These decreases in R&D expense in 2014 were partially offset by costs for the ongoing Phase 1 study of NKTR-171.

General and administrative (G&A) expense was $9.1 million in the third quarter of 2014 as compared to $10.6 million in the third quarter of 2013. G&A expense in the first nine months of 2014 was $28.7 million as compared to $30.7 million for the same period in 2013.

Non-cash interest expense incurred in connection with the February 2012 royalty monetization was $5.2 million and $15.7 million in the third quarter and first nine months of 2014, respectively, as compared to $5.6 million and $16.6 million in the third quarter and first nine months of 2013, respectively.

Net income in the third quarter of 2014 was $70.6 million or $0.53 net income per diluted share as compared to net loss of $16.5 million or $0.14 net loss per diluted share in the third quarter of 2013. Net loss in the first nine months of 2014 was $8.2 million or $0.07 loss per diluted share as compared to net loss of $114.4 million or $0.99 net loss per diluted share in the first nine months of 2013.

The company also announced an upcoming presentation at the following scientific congress during the fourth quarter of 2014:

Society for Neuroscience, Washington, DC:

  Abstract Title: "SEO-16: an orally active opioid analgesic with rapid onset of activity and reduced CNS side effects ", Harrison, S., et al.

    Poster Session 244: "Opioids and Other Analgesics"
    Date: November 16, 2014, 1:00 p.m. — 5:00 p.m. Eastern Time

26th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics, Barcelona, Spain:

  Abstract Title: "Combining the long-acting topoisomerase 1 inhibitor etirinotecan pegol with the PARP inhibitor rucaparib to provide anti-tumor synergy without increased toxicity ", Hoch, U., et al.

    Poster Session: "Cytotoxics"
    Date: November 19, 2014, 8:00 a.m. — 7:30 p.m. Central European Time

AACR Tumor Immunology and Immunotherapy, Orlando, FL:

  Abstract Title: "Combining the Long-Acting Engineered Cytokine NKTR-214 with Checkpoint Inhibitors is Synergistic and Shows Long Lasting Anti-Tumor Immunity in Murine Tumor Models ", Kantak, S., et al.

    Poster Session A
    Date: December 2, 2014, 1:15 p.m. – 3:30 p.m. Eastern Time

2014 San Antonio Breast Cancer Symposium, San Antonio, TX:

  Poster P3-10-03: "Etirinotecan pegol target specific pharmacodynamics (PD) biomarkers in circulating tumor cells (CTCs) from patients in the Phase 3 BEACON study in patients with metastatic breast cancer ", Perez, E., et al.

    Poster Session 3-10: "Treatment: Advanced Chemotherapy"
    Date: December 11, 2014, 5:00 p.m. — 7:00 p.m. Central Time

Conference Call to Discuss Third Quarter 2014 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Thursday, November 6, 2014.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Monday, December 8, 2014.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)
Passcode: 25628597 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar
Nektar Therapeutics has a robust R&D pipeline of potentially high-value therapeutics in pain, oncology, hemophilia and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for MOVANTIKTM, the first FDA-approved once-daily oral peripherally-acting mu-opioid receptor antagonist (PAMORA) medication for the treatment of opioid-induced constipation (OIC), in adult patients with chronic, non-cancer pain. The AstraZeneca agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of MOVANTIKTM and an opioid. NKTR-181, a wholly-owned mu-opioid analgesic molecule for chronic pain conditions, has completed Phase 2 development. NKTR-171, a wholly-owned new sodium channel blocker being developed as an oral therapy for the treatment of peripheral neuropathic pain, is in Phase 1 clinical development. In oncology, etirinotecan pegol (NKTR-102) is being evaluated in a Phase 3 clinical study (the BEACON study) for the treatment of metastatic breast cancer. In hemophilia, BAX 855, a longer-acting PEGylated Factor VIII therapeutic is in Phase 3 development conducted by partner Baxter. In anti-infectives, Amikacin Inhale is in Phase 3 studies conducted by Bayer Healthcare as an adjunctive treatment for intubated and mechanically ventilated patients with Gram-negative pneumonia.

Nektar's technology has enabled nine approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including AstraZeneca's MOVANTIKTM, UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

MOVANTIKTM is a trademark of the AstraZeneca group of companies.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the potential of MOVANTIK™; the timing of the initiation of the Phase 3 clinical program for NKTR-181; the timing of availability of topline overall survival data for the NKTR-102 Phase 3 study; and the value and potential of our technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) our drug candidates and those of our collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in previous preclinical and clinical studies; (ii) the timing of the commencement or end of clinical trials and the commercial launch of drug candidates may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (iii) acceptance, review and approval decisions for new drug applications by health authorities is an uncertain and evolving process and health authorities retain significant discretion at all stages of the regulatory review and approval decision process; (iv) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of our technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (v) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vi) the outcome of any existing or future intellectual property or other litigation related to our drug candidates and those of our collaboration partners. Other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 1, 2014. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nektar Investor Inquiries:

Jennifer Ruddock/Nektar Therapeutics	(415) 482-5585

Andrea Rabney/Argot Partners	(212) 600-1494

Nektar Media Inquiries:

Nadia Hasan/WCG	(212) 257-6738

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	September 30, 2014	December 31, 2013	(1)
Current assets:
Cash and cash equivalents	$ 32,008	$ 39,067
Restricted cash	25,000	-
Short-term investments	204,635	197,959
Accounts receivable, net	46,074	2,229
Inventory	11,695	13,452
Other current assets	4,708	5,175
Total current assets	324,120	257,882

Restricted cash	-	25,000
Property and equipment, net	69,275	66,974
Goodwill	76,501	76,501
Other assets	7,006	8,170
Total assets	$ 476,902	$ 434,527

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$ 5,428	$ 9,115
Accrued compensation	13,753	14,254
Accrued expenses	7,760	6,243
Accrued clinical trial expenses	9,643	16,905
Interest payable	3,167	6,917
Deferred revenue, current portion	24,626	23,664
Other current liabilities	16,172	21,123
Total current liabilities	80,549	98,221

Senior secured notes	125,000	125,000
Capital lease obligations, less current portion	5,339	8,049
Liability related to receipt of refundable milestone payment	-	70,000
Liability related to sale of future royalties, less current portion	120,492	121,520
Deferred revenue, less current portion	82,902	82,384
Other long-term liabilities	15,402	19,256
Total liabilities	429,684	524,430

Commitments and contingencies

Stockholders' equity (deficit) :
Preferred stock	-	-
Common stock	12	11
Capital in excess of par value	1,789,010	1,643,660
Accumulated other comprehensive loss	(1,178)	(1,181)
Accumulated deficit	(1,740,626)	(1,732,393)
Total stockholders' equity (deficit)	47,218	(89,903)
Total liabilities and stockholders' equity (deficit)	$ 476,902	$ 434,527

(1) The consolidated balance sheet at December 31, 2013 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenue:
Product sales and royalty revenue	$ 6,172	$ 15,026	$ 17,980	$ 37,836
Non-cash royalty revenue related to sale of future royalties	6,143	4,523	16,753	12,744
License, collaboration and other revenue	120,556	41,360	146,422	67,195
Total revenue	132,871	60,909	181,155	117,775

Operating costs and expenses:
Cost of goods sold	9,220	12,877	22,235	29,549
Research and development	34,200	43,914	109,240	141,762
General and administrative	9,130	10,643	28,677	30,700
Total operating costs and expenses	52,550	67,434	160,152	202,011

Income (loss) from operations	80,321	(6,525)	21,003	(84,236)

Non-operating income (expense):
Interest income	133	116	399	639
Interest expense	(4,391)	(4,587)	(13,412)	(13,888)
Non-cash interest expense on liability related to sale of future royalties	(5,203)	(5,616)	(15,725)	(16,644)
Other income (expense), net	(7)	262	136	385
Total non-operating expense, net	(9,468)	(9,825)	(28,602)	(29,508)

Income (loss) before provision for income taxes	70,853	(16,350)	(7,599)	(113,744)

Provision for income taxes	248	193	634	610
Net income (loss)	$ 70,605	$ (16,543)	$ (8,233)	$ (114,354)

Net income (loss) per share:
Basic	$ 0.55	$ (0.14)	$ (0.07)	$ (0.99)

Diluted	$ 0.53	$ (0.14)	$ (0.07)	$ (0.99)

Weighted average shares outstanding used in computing net income (loss) per share
Basic	127,504	115,812	126,043	115,557

Diluted	132,177	115,812	126,043	115,557

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$ (8,233)	$ (114,354)
Adjustments to reconcile net loss to net cash used in operating activities:
Recognition of previously received milestone payment which is no longer refundable	(70,000)	-
Non-cash royalty revenue related to sale of future royalties	(16,753)	(12,744)
Non-cash interest expense on liability related to sale of future royalties	15,725	16,644
Stock-based compensation	12,647	13,165
Depreciation and amortization	9,733	10,882
Other non-cash transactions	313	332
Changes in operating assets and liabilities:
Accounts receivable, net	(43,845)	1,248
Inventory	1,757	3,193
Other assets	679	6,817
Accounts payable	(3,670)	697
Accrued compensation	(501)	5,137
Accrued expenses	1,667	2,741
Accrued clinical trial expenses	(7,262)	(2,261)
Interest payable	(3,750)	(3,916)
Deferred revenue	1,480	(14,914)
Other liabilities	(7,366)	(4,825)
Net cash used in operating activities	(117,379)	(92,158)

Cash flows from investing activities:
Maturities of investments	171,826	274,011
Purchases of investments	(200,160)	(140,569)
Sales of investments	21,661	-
Purchases of property and equipment	(6,090)	(1,382)
Net cash (used in) provided by investing activities	(12,763)	132,060

Cash flows from financing activities:
Payment of capital lease obligations	(2,578)	(2,201)
Repayment of proceeds from sale of future royalties	(7,000)	(3,000)
Issuance of common stock, net of issuance costs	116,536	-
Proceeds from shares issued under equity compensation plans	16,168	5,253
Net cash provided by financing activities	123,126	52

Effect of exchange rates on cash and cash equivalents	(43)	20
Net (decrease) increase in cash and cash equivalents	(7,059)	39,974
Cash and cash equivalents at beginning of period	39,067	25,437
Cash and cash equivalents at end of period	$ 32,008	$ 65,411

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 16,487	$ 17,097